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           FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT



     This First Amendment to Asset Purchase Agreement (this "First Amendment") dated as of the 31st day of October, 1996, by and between RYMAC Mortgage Investment Corporation, a Maryland corporation ("Buyer") and Navistar International Transportation
Corp., a Delaware corporation ("Seller");

                      W I T N E S S E T H:

     WHEREAS, Buyer and Seller entered into a certain Asset
Purchase Agreement dated as of September 12, 1996 ("Agreement"), regarding the sale by Seller to Buyer of certain assets of Seller's Columbus Plastics Operation located at 800 Manor Park Drive,
Columbus, Ohio;

     WHEREAS, Buyer and Seller desire to amend the Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows, said provisions to control whenever inconsistent with the original provisions of the Agreement, and the capitalized terms herein shall have the same meaning as set forth in the Agreement unless stated otherwise herein:

     1. Section 3(b)(xii) of the Agreement is hereby deleted in its entirety.

     2. Section 3(b)(xix) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (xix) Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by the Chief Executive Officer of Buyer confirming that, to the best of Buyer's knowledge, Buyer has not had within the 3 year period prior to the Closing any Five Percent Shareholder other than a single Public Group within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(iii).

     3. The definition of "Refinancing Loan" in Section 10 of the Buyer Note attached as Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

          "Refinancing Loan" shall mean any loan, extension of credit or other financial accommodation (other than a revolving line of credit for working capital purposes or loans for project finance use) made as of or after the Closing to the Company by a Person other than the Noteholder, to refinance and pay indefeasibly in full or in part the outstanding principal amount now or at any time or times hereafter owing by the Company to Noteholder under this Note, and which is secured by Company's equipment or other assets in which Noteholder holds security interests on the date hereof, provided that (i) the proceeds of such loan are disbursed directly to Noteholder pursuant to written authorization given by Company to the Person making the loan; and (ii) to the extent such Person intends to take a security interest in any of Company's equipment or other assets, such person has entered into an intercreditor agreement with the Noteholder in form and substance acceptable to Noteholder.

     4.   Article 8-A of the Supply Agreement attached as Exhibit
C to the Agreement is hereby deleted in its entirety and replaced with the following:

     A. All tooling jigs, fixtures and associated manufacturing equipment necessary for the successful production and test of the Products for which Buyer pays Seller in full will remain the exclusive property of Buyer and Seller assumes all liability for any loss, damage or shortage except as caused by Buyer and/or for Seller's failure to return such property, including equipment, to Buyer upon request. Seller shall promptly notify Buyer of any such loss, damage or shortage. Such tooling items must be identified and labeled as "Owned by Navistar". Furthermore, all tooling owned by Buyer shall be used exclusively for the manufacture of Products for Buyer. Seller will perform normal on-going maintenance, at Seller's expense, in said tooling, jigs, fixtures and associated equipment for the duration of this Agreement. Buyer further agrees that the costs of replacement of said tooling, jigs and fixtures and associated equipment caused by normal use and age of these items will be the responsibility of the Buyer. In addition, Buyer agrees that all major tool refurbishment inclusive of, but not limited to, re-shear, resurface, re-chrome and rebuild that is a result of volume and/or part configuration related tool wear will be funded and paid for by the Buyer.

     5. The product descriptions and prices described in Schedule A to this First Amendment are hereby inserted at the end of Exhibit A to the Supply Agreement attached as Exhibit C to the Agreement.

     6. Except as herein expressly set forth, all other provisions of the Agreement shall remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.


                                        NAVISTAR INTERNATIONAL
                                        TRANSPORTATION CORP.



                                   BY:  /s/  Thomas M. Hough
                                        ----------------------
                                        Name:     Thomas M. Hough
                                        Title:    Vice President
                                                  and Treasurer



                                        RYMAC MORTGAGE INVESTMENT
                                        CORPORATION



                                   BY:  /s/  Richard R. Conte
                                        -----------------------
                                        Name:     Richard R. Conte
                                        Title:    Chief Executive
                                                  Officer